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                                                                   Exhibit 10.39


                           CHANGE IN CONTROL AGREEMENT

         AGREEMENT dated as of May 25, 2000 by and between Streamline.com, Inc., a Delaware corporation, and Edward Albertian (the "Executive").

         WHEREAS, the Company (as defined herein) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and

         WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties with the Company without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined herein);

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, the Company and the Executive hereby agree as follows:

         1. DEFINED TERMS. The definitions of certain capitalized terms used in this Agreement are provided in the last section hereof.

         2. PAYMENTS AFTER CHANGE IN CONTROL.

         2.1 Upon the closing of a Change in Control on or prior to December 31, 2000, (i) the Executive's employment shall be terminated and (ii) the Company shall pay the Executive in a single lump sum an amount equal to the Base Salary (as in effect on the Date of Termination) that would be paid to the Executive for a period of twenty-four (24) months if the Executive were still employed by the Company during such period, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company.

         2.2 For a twenty-four (24) month period after a Change in Control on or prior to December 31, 2000, the Company, at its cost, shall continue to provide, or arrange to provide, the Executive and his dependents with such insurance (including, without limitation, the $3,000,000 term life insurance policy), health and other fringe benefits (such as payment or reimbursement for gasoline and cellular phone expenses) as were provided to the Executive immediately prior to the Date of Termination (or substantially comparable benefits if a continuation of benefits is not permitted under then existing insurance, health or other benefit programs of the Company), such benefits to be provided to the same extent and under the same terms and conditions as if the Executive were still employed by the Company during such period. Any

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medical benefits coverage provided pursuant to the immediately preceding sentence is not intended to qualify as health insurance continuation coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and will not be charged against the COBRA continuation period. Instead, the Executive's, and his or her dependents', opportunity to elect COBRA continuation at their expense for the entire period otherwise allowed by law as a result of the Executive's termination of employment will begin at the end of the benefits continuation.

         2.3 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive pursuant to any of the foregoing subsections of this Section 2 (all such payments and benefits, the "Total Payments") is determined to be subject, in whole or part, to Excise Tax (as defined below), then the Executive shall be entitled to receive on the Date of Termination an additional lump-sum payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the Total Payments. All determinations required to be made under this Section 2.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive, which shall provide detailed supporting calculations both to the Company and the Executive. For purposes of this Agreement, the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Code.

         3. NO MITIGATION. The Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 2. Further, the amount of any payment or benefit provided for in Section 2 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         4. SUCCESSORS; BINDING AGREEMENT.

         4.1 In addition to any obligations imposed by law upon any successor to the Company, any such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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         4.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's representatives.

         5. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by a reputable overnight delivery company or by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Streamline.com, Inc., 27 Dartmouth Street, Westwood, MA 02090, Attn: President,
(ii) if to the Executive, to the most current address of the Executive reflected in the books and records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

         6. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. Except as expressly provided herein, no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Other than the employment offer letter dated August 27, 1999, between the Company and the Executive (the "Letter Agreement"), no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event that the Date of Termination occurs on or prior to December 31, 2000, this Agreement shall supercede the Letter Agreement in its entirety; otherwise, however, the Letter Agreement shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and this Agreement shall be an instrument under seal. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

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         7. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                  "Base Salary" shall mean the annual base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) payable by the Company to the Executive as of the date of this Agreement, such Base Salary being subject to increase at the discretion of the Board

                  "Board" shall mean the Board of Directors of the Company.

                  A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (A) a merger, consolidation or similar transaction in
                  which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons who held those securities immediately prior to such transaction;

                           (B) all or substantially all of the Company's assets
                  are sold, transferred, or otherwise disposed of to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions; or

                           (C) a change in ownership or control of the Company
                  effected through any of the following transactions: (i) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined

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                  voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, or (ii) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (A) who were still in office at the time such election or nomination was approved by the Board.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Company" shall mean Streamline.com, Inc., a Delaware corporation, and any successor to its business and/or assets which assumes or agrees to perform this Agreement, by operation of law or otherwise.

         "Date of Termination" shall mean the date on which occurs the closing of any event constituting a Change of Control.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement on the date first written above.



STREAMLINE.COM, INC.                                    EXECUTIVE



By: /s/ Mark Cohn                                       /s/ Edward Albertian
    Mark Cohn                                           Edward Albertian
    Chairman of the
    Compensation Committee